Merrill Lynch & Co., Inc.
                                                   95 Greene Street
                                                   Jersey City, New Jersey 07302

                                                   October 12, 2003

[LOGO] MERRILL LYNCH

OFICS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, Virginia 22312-2413

Attention: 1933 Act Filing Desk

Re: Registration Statement No. 333-105098

With reference to the above captioned Registration Statement and in compliance with Rule 424(b)(3) adopted under the Securities Act of 1933, as amended, we enclose herewith for filing, one copy, marked as required, one Prospectus and Prospectus Supplement dated June 3, 2003 relating to Merrill Lynch & Co., Inc. Medium-Term Notes to be used on and after this date. In addition, please reference that this note is not listed on any exchange.

                                       Very truly yours,

                                       /s/ Mark Youngclaus

                                       Mark Youngclaus
                                       Vice President

PROSPECTUS SUPPLEMENT                                        File No. 333-105098
(To Prospectus Supplement and                                Rule 424(b)(3)
Prospectus dated June 3, 2003)
Prospectus Supplement Number: 2331

                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                               Floating Rate Notes

Principal Amount: $100,000,000          Original Issue Date: August 21, 2003

Issue Price: 100.00%                    Stated Maturity Date: August 22, 2005

CUSIP Number: 59018YRU7

Interest Calculation:                   Day Count Convention:
[X] Regular Floating Rate Note          [X] Actual/360
[ ] Inverse Floating Rate Note          [ ] 30/360
    (Fixed Interest Rate):              [ ] Actual/Actual

Interest Rate Basis:
[ ] LIBOR                               [ ] Commercial Paper Rate
[ ] CMT Rate                            [ ] Eleventh District Cost of Funds Rate
[ ] Prime Rate                          [ ] CD Rate
[X] Federal Funds Rate                  [ ] Other (see attached)
[ ] Treasury Rate
    Designated CMT Page:                    Designated LIBOR Page:
      CMT Telerate Page:                      LIBOR Telerate Page:
      CMT Reuters Page:                       LIBOR Reuters Page:

Index Maturity:         Not Applicable     Minimum Interest Rate: Not Applicable

Spread:                 +0.250%            Maximum Interest Rate: Not Applicable

Initial Interest Rate:  Calculated as      Spread Multiplier: Not Applicable
                        if the Original
                        Issue Date was
                        an Interest Reset
                        Date

Interest Reset Dates:   Each Business Day, commencing August 22, 2003 to but
                        excluding the Stated Maturity Date, subject to the following Business Day convention.

Interest Payment Dates: Quarterly, on the 22th of February, May, August and
                        November commencing November 22, 2003 until maturity, subject to the following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated
                        Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated
                        Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Dated:                  August 18, 2003